UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 7

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Apogee Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-0919654
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 West 78th Street – Suite 520

Minneapolis, Minnesota 55435

(Address of principal executive

offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Junior Participating Preferred Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Registration Statement on Form 8-A (the “Registration Statement”), dated October 30, 1990 and amended as of July 27, 1995, February 22, 1999, December 10, 1999, July 27, 2001, November 30, 2001 and June 25, 2010, filed with the Securities and Exchange Commission by Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), is hereby amended by adding the following:

The Company and The Bank of New York Mellon f/k/a The Bank of New York (“BNY Mellon”) were parties to the Amended and Restated Rights Agreement, dated as of November 12, 2001 and amended by Amendment No. 1 (the “Rights Agreement”). The Company determined to remove BNY Mellon as rights agent under the Rights Agreement and appointed Wells Fargo Bank, National Association as successor rights agent, effective as of April 25, 2011. Effective as of April 25, 2011, the Company and Wells Fargo Bank, National Association entered into Amendment No. 2 (the “Amendment”) to the Rights Agreement, pursuant to which all references in the Rights Agreement to “The Bank of New York” as rights agent were replaced with and, for all purposes, shall be deemed to refer to “Wells Fargo Bank, National Association” as rights agent. The Amendment also effected additional conforming changes to the Rights Agreement relating to the change in rights agent.

A copy of the Amendment has been filed as an exhibit hereto and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.	Exhibits.

Item 2 to the Registration Statement is hereby amended by adding the following exhibit:

2	Amendment No. 2, dated as of April 25, 2011, to Amended and Restated Rights Agreement, dated as of November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York Mellon f/k/a The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2011).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

APOGEE ENTERPRISES, INC.

By:	/s/ Patricia A. Beithon
Patricia A. Beithon General Counsel and Secretary

Date: April 27, 2011

EXHIBIT INDEX

Exhibit Number	Description

2	Amendment No. 2, dated as of April 25, 2011, to Amended and Restated Rights Agreement, dated as of November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York Mellon f/k/a The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2011).

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